Exhibit 99.1

Stanley Black & Decker Reports Full Year And 4Q 2018 Results

New Britain, Connecticut, January 22, 2019 … Stanley Black & Decker (NYSE: SWK) today announced full year and fourth quarter 2018 financial results.

•	Full Year Revenues Totaled $14.0 Billion, Up 8% Versus Prior Year, With 5% Organic Growth

•	Full Year Operating Margin Rate Was 12.4%; Excluding Charges, Full Year Operating Margin Rate Remained Strong At 13.6% Despite $370 Million In External Headwinds

•
Full Year Diluted GAAP EPS Was $4.26; Excluding Charges, Full Year Diluted EPS Was $8.15, Up 9% Versus Prior Year, As Price, Lower Expenses And Volume Leverage More Than Offset The Impacts Of Commodity Inflation, Currency And Tariffs

•	4Q’18 Revenues Totaled $3.6 Billion, Up 5% Versus Prior Year, Including Robust Organic Growth Of 6%

•	4Q’18 Diluted GAAP EPS Was ($0.45); Excluding Charges, 4Q’18 Diluted EPS Was $2.11

•	Expect 2019 Full Year Diluted GAAP EPS Of $7.45 To $7.65; Adjusted EPS Of $8.45 - $8.65; 2019 Free Cash Flow Conversion Expected To Approximate 85% - 90%.

4Q’18 Key Points:

•	Net sales for the quarter were $3.6 billion, up 5% versus prior year, as volume (+5%), acquisitions (+2%) and price (+1%) more than offset currency (-3%).

•
Gross margin rate for the quarter was 33.3%. Excluding charges, the rate was down 280 basis points from prior year as volume leverage, productivity and price were more than offset by external headwinds, including commodity inflation, foreign exchange and tariffs.

•	SG&A expenses were 21.5% of sales. Excluding charges, SG&A expenses were 20.1% of sales compared to 22.7% in 4Q’17, primarily reflecting prudent cost management.

Exhibit 99.1

•
Restructuring charges for the quarter were $102.2 million primarily related to the cost reduction program. Excluding the 4Q’18 cost reduction program, restructuring charges for the quarter were $0.4 million compared to $4.9 million in 4Q’17.

•	Tax rate was 129.7%, which primarily reflects a net charge due to the finalization of the impact of U.S. tax reform. Excluding charges, tax rate was 17.3%.

•	Working capital turns for the quarter were 8.8, down 0.3 turns from prior year primarily as a result of carrying higher levels of inventory associated with the Craftsman rollout.

•	Free cash flow conversion for the full year was 119%. Excluding charges associated with U.S. tax reform, free cash flow conversion was approximately 90%.

James M. Loree, President & CEO, commented, “Stanley Black & Decker delivered a strong performance in 2018, overcoming approximately $370 million in external headwinds and an increasingly dynamic operating environment. Our team delivered total revenue growth of 8% with above-market organic growth of 5%, adjusted earnings per share expansion of 9% and solid free cash flow conversion. From a strategic capital deployment perspective, we repurchased $500 million in shares and announced plans to expand our position in the lawn and garden space by partnering with MTD and adding IES Attachments to our industrial portfolio.

“We continue to be well-positioned to deliver share gains as we leverage our robust growth catalysts, which include the continued Craftsman brand rollout, Lenox and Irwin revenue synergies, FlexVolt, e-commerce, emerging markets and new innovations. The organization is keenly focused on margin accretion as we realize the benefits from our $250 million cost reduction program, execute price recovery actions in response to external headwinds, and implement an array of new margin enhancement initiatives.

“As we head into 2019, our seasoned management team will act with agility and speed to respond to the underlying operating environment by leveraging our SFS 2.0 operating system, while deploying our growth and margin initiatives to deliver a successful year and continue to make progress against the 22/22 vision.”

Exhibit 99.1

4Q’18 Segment Results

($ in M)
	Sales	Profit	Charges[1]	Profit Ex- Charges[1]	Profit Rate	Profit Rate Ex- Charges[1]

Tools & Storage	$2,582	$382.8	$14.5	$397.3	14.8%	15.4%

Industrial	$549	$68.4	$3.9	$72.3	12.5%	13.2%

Security	$504	$30.2	$30.4	$60.6	6.0%	12.0%
1 See Merger And Acquisition (M&A) Related Charges And Other On Page 5

•
Tools & Storage net sales increased 4% versus 4Q’17 due to volume (+5%), and price (+2%) partially offset by currency (-3%). Each region contributed to the strong organic growth for the quarter with North America +10%, Europe +4% and emerging markets +3%. North America organic growth was driven by continued benefits from new product innovation, the rollout of the Craftsman brand and price realization. Europe growth was supported by new products and successful commercial actions overcoming weaker market conditions. Emerging markets growth was attributable to mid-price-point product releases, strong e-commerce growth, Lenox/Irwin revenue synergies and pricing actions, which were partially offset by severe market contractions in Argentina and Turkey. Overall Tools & Storage segment profit rate was 15.4%, excluding charges, down from the 4Q’17 rate of 16.3%, as the benefits from volume leverage, pricing and cost control were more than offset by the impact from currency, commodity inflation and tariffs.

•
Industrial net sales increased 14% versus 4Q’17 as acquisitions (+12%), and volume (+4%) were partially offset by currency (-2%). Engineered Fastening organic revenues were up 1% due to higher systems shipments and fastener penetration gains in the automotive business which overcame a decline in global light vehicle production. Infrastructure organic revenues were up 18% primarily due to stronger North American pipeline project activity in Oil & Gas as well as higher Hydraulic Tools volumes. Overall Industrial segment profit rate was 13.2%, excluding charges, down from the 4Q’17 rate of 15.4%, as productivity gains and cost control were more than offset by commodity inflation, the modestly dilutive impact from the acquisition of Nelson Fasteners and unfavorable mix.

•	Security net sales declined 1% versus 4Q’17 as bolt-on commercial electronic security acquisitions (+3%) and price (+1%) were more than offset by currency

Exhibit 99.1

(-2%) and lower volume (-3%). North America organic growth declined 2% as higher volumes within automatic doors and healthcare were offset by lower installations in commercial electronic security. Europe declined 2% organically as growth within Sweden was offset by weakness in the UK and France. Overall Security segment profit rate, excluding charges, was 12.0%, which was up 100 basis points versus the prior year, as a focus on cost containment was partially offset by continued investments to support the business transformation in commercial electronic security.

2019 Outlook

Donald Allan Jr., Executive Vice President and CFO, commented, “During 2018 we successfully navigated dynamic end markets and overcame multiple external headwinds while delivering a strong overall financial performance. We are preparing for a similar operating environment in 2019, and expect to generate above-market organic growth of approximately 4%, adjusted earnings per share expansion of 4% - 6% versus prior year and continued strong free cash flow generation, which will primarily be allocated toward achieving our deleveraging objectives in 2019.”

Management expects its 2019 EPS to be $7.45 - $7.65 on a GAAP basis and $8.45 - $8.65 on an adjusted basis. Free cash flow conversion is expected to approximate 85% - 90%, as we make the payments associated with the 4Q’18 cost reduction program.

The following represents key 2019 adjusted EPS assumptions:

•	Organic volume (~+$0.30 to +$0.40)

•	Benefit from the cost reduction program, net of modest investments (~ +$1.05)

•	Incremental tariffs, commodity inflation and currency partially offset by pricing (~ -$0.90 to -$1.00)

•	Tax rate to approximate 17.5% (~ -$0.15)

•	The benefits from the MTD partnership and lower shares partially offset by higher interest expense (~+$0.10)

Allan continued, “The organization remains focused on operational excellence and strong day-to-day execution in alignment with our SFS 2.0 operating system. The Company is developing and executing a new set of value creating initiatives intended to help offset external headwinds, withstand continued volatility and support margin expansion. We are confident that we are well-positioned to deliver sustained above-market organic growth with operating leverage, strong free cash flow conversion and top-quartile shareholder returns over the long-term.”

Exhibit 99.1

Merger And Acquisition (“M&A”) Related Charges And Other

Total M&A related and other charges in 4Q’18 were $161.9 million, primarily related to restructuring and deal and integration costs. Gross margin included $1.1 million of these charges while SG&A included $52.3 million. Other, net and Restructuring included $6.7 million and $101.8 million of these charges, respectively.

The Company will host a conference call with investors today, January 22, 2019, at 8:00 am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

The call will be accessible by telephone within the U.S. at (877) 930-8285, from outside the U.S. at +1 (253) 336-8297, and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the website at least fifteen minutes prior to the call and download and install any necessary audio software.  Please use the conference identification number 7675217. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or +1 (404) 537-3406 using the passcode 7675217. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Exhibit 99.1

Investor Contacts:

Dennis Lange
Vice President, Investor Relations
dennis.lange@sbdinc.com
(860) 827-3833

Cort Kaufman
Director, Investor Relations
cort.kaufman@sbdinc.com
(860) 515-2741

Media Contacts:

Shannon Lapierre
Vice President, Communications & Public Relations
shannon.lapierre@sbdinc.com
(860) 827-3575

Organic sales growth is defined as total sales growth less the sales of companies acquired and divested in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Free cash flow conversion is defined as free cash flow divided by net income. Adjusted free cash flow conversion excludes tax charges related to recently enacted U.S. tax legislation. The normalized statement of operations and business segment information, as reconciled to GAAP on pages 12 to 15 for 2018 and 2017, are considered relevant to aid analysis of the Company’s margin and earnings results aside from the material impact of the acquisition-related charges, non-cash fair value adjustment, gains or losses on sales of businesses, environmental remediation settlement, cost reduction program, and tax charges related to recently enacted U.S. tax legislation, as applicable.

Exhibit 99.1

CAUTIONARY STATEMENTS
Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to deliver: (i) financial performance in-line with 2019 guidance and (ii) sustained above-market organic growth with operating leverage, strong free cash flow conversion and top-quartile shareholder returns over the long-term, (collectively, the “Results”); are “forward-looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward-looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to deliver successful innovation in its products and services; (ii) the Company’s ability to invest in product, brand and commercialization of the Craftsman brand and the continued successful integration of Nelson Fasteners; (iii) the Company’s ability to deliver organic growth; (iv) the Company’s ability to limit the impact from: commodity inflation; foreign currency headwinds; and the impact of any tariffs on imported goods ; (v) closed acquisitions, cost and price actions and improved productivity; and share repurchases (vi) core (non M&A) restructuring charges; (vii) 2019 core tax rate; (viii) the Company’s ability to identify, successfully close and integrate appropriate acquisition opportunities, within desired timeframes at reasonable cost, including the IES transaction ; (ix) successful integration of existing and any newly acquired businesses and formation of new business platforms; (x) the continued acceptance of technologies used in the Company’s products and services, including DEWALT FLEXVOLT™ product; (xi) the Company’s ability to manage existing franchisee relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, aluminum, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company’s ability to negotiate satisfactory price and payment terms under which the Company buys and sells goods, services, materials and products; (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiv) the ability of the Company to proactively manage the impact of the legislative changes brought about by the U.S. Tax Cuts and Jobs Act.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products at the right price points in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any adverse earnings impact resulting from significant currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System including, core innovation, breakthrough innovation, digital and commercial excellence and functional transformation; and (viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment, possibly including impact from “Brexit” or other similar actions from other EU member states; the economic environment of emerging markets, particularly Latin America, Russia, China and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write-off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the impact from demand changes within world-wide markets associated with homebuilding and remodeling; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest, including hostilities on the Korean Peninsula; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.